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                                 Exhibit 10.5





                                  AMNEX, Inc.

                           STOCK PURCHASE AGREEMENT

                         dated as of January __, 1998

                                 by and among

                                  AMNEX, Inc.

                             (the "Company"), and

                  the Investor named therein (the "Investor")





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         AGREEMENT dated January __, 1998, between AMNEX, Inc., a New York corporation (the "Company") and __________________ (the "Investor")


                                    PREAMBLE

         The Company wishes to obtain equity financing. The Investor is willing, on the terms contained in this Agreement, to purchase Common Stock of the Company. Capitalized terms are defined in the first Article. Exhibits are incorporated by reference into this Agreement as though such exhibits were set forth at the point of such reference.


                                    ARTICLE I

                                  DEFINED TERMS

         The following terms, when used in this Agreement, have the following meanings, unless the context otherwise indicates:

         "Acceptable Currency" shall mean and include cash and any other method of payment which will result in such payment being credited to the account of the Company at the bank previously designated to the Investor no later than the day immediately following the day of the Closing.

         "33 Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

         "34 Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

         "Affiliate" means, with respect to any specified Person, (1) any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (2) any other Person who is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, of the specified Person or a Person described in clause (1) of this paragraph, (3) another Person of whom the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (4) another Person in whom the specified Person has a substantial beneficial interest or as to whom the specified Person serves as trustee or in a similar capacity, or (5) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of such spouse or any spouse of any such relative; provided, however, that at any time after the Closing Date, the Company and the Subsidiaries on the one hand and Seller and its Affiliates (other than the Company and the Subsidiaries) shall not be deemed to be Affiliates of each other.

         "Best Knowledge" shall mean and include (a) actual knowledge of the Person, including, the actual knowledge of any of the officers or directors of the Company and the administrators of any of the facilities operated by the Company or any of its subsidiaries and (b) that knowledge


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which a prudent businessperson could have obtained in the management of his business after making due inquiry, and after exercising due diligence, with respect thereto.

         "Bylaws" means the bylaws of AMNEX, Inc., as amended.

         "Certificate of Incorporation" means the certificate of incorporation of AMNEX, Inc., as originally filed with the New York Secretary of State together with all amendments thereto.

         "Closing" and "Closing Date" mean the consummation of the Company's sale and the Investor's purchase of the Common Stock, and the date on which the same occurs or occurred.

         "Commission" means the United States Securities and Exchange
Commission.

         "Common Stock" means the $.001 par value common stock, of AMNEX, Inc.

         "Current Financing Period" means the period from the date hereof through, and including, January 29, 1998.

         "Employee Benefit Plan" means any plan regulated under the Employees Retirement and Income Supplement Act ("ERISA").

         "Financial Statements" means any financial statements (including the notes thereto) of AMNEX, Inc. certified by the Company's independent public accountants and any such statements not so certified but containing substantially all the information covered in such certified statements, including a balance sheet as of the end of a fiscal period and statements of income and retained earnings and of sources and applications of funds for such fiscal period, together with all notes thereto.

         "Holder" means the Investor (or its successors or assigns) so long as it continues to hold Common Stock.

         "Galesi" shall mean Francesco Galesi and any designee thereof.

         "Independent Public Accountants" means that firm of independent certified public accountants selected by the Company's Board of Directors.

         "Material Subsidiaries" means Crescent Public Communications, Inc., Sun Tel North America, Inc., National Billing Exchange, Inc., American Network Exchange, Inc. and Capital Network System, Inc.

         "Notes" means the 8 1/2% Convertible Subordinated Notes due 2002 issued by the Company on September 29, 1997.


         "Offering Documents" means the Company's offering memorandum dated September 22 (as supplemented on September 29, 1997 (plus attached exhibits) in connection with the placement by the Company of the Notes, as amended, supplemented and updated by the Company's public filings under the `34 Act, including the most recent Quarterly Report on Form


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

10-Q, the draft Registration Statement and Exhibits on Form S-3 attached hereto and the Disclosure Schedules.

         "Qualified Holder" means the Investor, so long as it holds more than 250,000 Shares, or a transferee of the Investor or another Qualified Holder (assuming all such transfers were made in accordance with this Agreement) who holds more than 250,000 Shares, provided that (i) a transferee of the Investor who, in the reasonable judgment of Company, is an actual competitor of the Company, or a person or entity controlled by, or who controls, a competitor of the Company may be deemed by the Company not to be a Qualified Holder; (ii) if the Investor notifies the Company that it is a Venture Capital Operating Company within the meaning of the Department of Labor's Final Plan Asset Regulation, 29 C.F.R. Part 2510 (Mar. 13, 1987) it shall be a Qualified Holder; and (iii) the general and limited partners, members, officers or Affiliates of the Investor, so long as it is a Qualified Holder, shall be Qualified Holders.

         "Shares" means any shares of the Company's Common Stock.

         "Subsidiary" or "Subsidiaries" of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

         Additional defined terms are found in the body of the following text:

         The masculine form of words includes the feminine and the neuter and vice versa, and, unless the context otherwise requires, the singular form of words includes the plural and vice versa. The words "herein," "hereof," "hereunder," and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular section or subsection.


                                   ARTICLE II

                             PURCHASE AND SALE TERMS

         Section 2.1. Purchase and Sale. Subject to the terms of this Agreement, the Company shall issue and sell to the Investor and the Investor shall purchase from the Company at the Closing the number of shares of Common Stock at the aggregate purchase price set forth opposite its name in Exhibit 2.1.

         Section 2.2. Payment. The Investor shall pay the purchase price of the Common Stock purchased by it in full at the Closing in Acceptable Currency.


         Section 2.3. Transfer Legends and Restrictions. The transfer of the Shares will be restricted in accordance with the terms hereof. Each certificate evidencing the Shares, including any certificate issued to any transferee thereof, shall be imprinted with legends in substantially the following form (unless otherwise permitted under this Section or unless such


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Shares shall have been effectively registered and sold under the `33 Act and the applicable state securities laws):

         "THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE `SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (i) A REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SHARES IS IN EFFECT OR (ii) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS. TRANSFER OF THESE SHARES IS FURTHER RESTRICTED AS PROVIDED IN THE STOCK PURCHASE AGREEMENT DATED AS OF JANUARY __, 1998, A COPY OF WHICH IS AVAILABLE AT THE COMPANY'S OFFICES."

         The Holder of any Shares by acceptance thereof agrees, so long as any legend described in this Section shall remain on the certificates evidencing the Shares, prior to any transfer of any of the same (except for a transfer effected pursuant to an effective registration statement under the `33 Act or in compliance with Rule 144 or Rule 144A thereunder), to give written notice to the Company of such Holder's intention to effect such transfer and agrees to comply in all material respects with the provisions of this Section. Such notice, if required, shall describe the proposed method of transfer of the Shares in question. Upon receipt by the Company of such notice, if required, and if in the opinion of counsel to such Holder, which opinion shall be reasonably satisfactory to the Company, the proposed transfer may be effected without registration under the `33 Act in compliance with Sections 4(1), 4(2) or Rules 144 or 144A or other exemptions available thereunder and under applicable state securities laws, then the proposed transfer may be effected; provided, however, that in the case of any Holder which is a partnership or a limited liability company, no such opinion of counsel shall be necessary for a transfer by such partnership or limited liability company to a partner or member of such partnership or limited liability company, as the case may be, or a retired partner of such partnership who retires after the date such partnership became a Holder, or the estate of any such partner or retired partner, if the transferee agrees in writing to be subject to the terms of this Section to the same extent as if such transferee were originally a signatory to this Agreement. Upon receipt by the Company of such opinion and of such agreement by the transferee to be bound by this Section, the Holder of such Shares shall thereupon be entitled to transfer the same in accordance with the terms of the notice (if any) delivered by such Holder to the Company.

Each certificate evidencing the Shares issued upon any such transfer shall bear the legend set forth in this Section. Upon the written request of a Holder of the Shares, the Company shall remove the foregoing legend from the certificates evidencing such Shares and issue to such Holder new certificates therefor, free of any transfer legend if, with such request, the Company shall have received an opinion of counsel selected by the Holder, such opinion to be reasonably satisfactory to the Company, to the effect that any transfers by said Holder of such Shares may be made to the public without compliance with either Section 5 of the '33 Act or Rule 144



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

thereunder and applicable state securities laws. In no event will such legend be removed if such opinion is based upon the "private offering" exemption of
Section 4(2) of the 33 Act.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Offering Documents furnished pursuant to this Agreement, the Company represents and warrants to the Investors, at and as of the Closing that:

                  Section 3.1. Corporate Existence. The Company is a corporation duly incorporated, validly existing and in good standing under New York law and has unconditional power and authority to conduct its business and own its properties as now conducted and owned. The Company is qualified as a foreign corporation to do business in all jurisdictions in which the nature of their properties and business requires such qualification and in which noncompliance with such qualification would materially affect the Company's business.

                  Section 3.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 70,000,000 shares of Common Stock, of which 37,583,689 shares are issued and outstanding (other than the 2,758,620 shares Common Stock to be issued to Galesi on the date hereof in consideration for retirement of $3,200,000 of Company indebtedness held by Galesi), approximately 3,872,382 shares are reserved for issuance pursuant to the Company's stock option and grant plans, and 13,693,772 shares (which includes the warrants to purchase 750,000 shares of Common Stock issued to Galesi in consideration of prior financings provided by Galesi to the Company and 1,600,000 shares of Common Stock reserved for issuance upon conversion of the 750 shares of Series M Preferred Stock and the exercise of warrants to purchase 45,000 shares of Common Stock being issued on the date hereof) are reserved for issuance pursuant to securities exercisable with respect to convertible into or exchangeable for shares of Common Stock; and (ii) 5,000,000 shares of preferred stock, 1,000 of which shares are issued and outstanding (and an additional 750 shares will be issued upon execution of a Securities Purchase Agreement of even date herewith). All of such outstanding shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.2, no shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. Except as disclosed on
Schedule 3.2, as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever related to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, and (ii) there are no understandings or agreements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act except pursuant to the Incorporated Sections (as defined herein) of the Registration Rights Agreement (the "Registration Rights Agreement") dated December 24, 1997



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

by and between the Company and Pangaea Fund, Ltd. and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company. The Company has furnished to the Buyer true and correct copies of the Company's Certificate of Incorporation as in effect on the date hereof ("Certificate of Incorporation"), the Company's By-laws, as in effect on the date hereof (the "By-laws"), and the terms of all securities convertible into or exercisable for Common Stock of the company.

                  Section 3.3. Issuance of Shares. The Shares are duly authorized and, upon issuance in accordance with the respective terms of this Agreement will be validly issued, fully paid and non-assessable.

                  Section 3.4. Reporting Status; Eligibility to Use Form S-3. Certain shares of the Company's Common Stock are registered under Section 12(g) of the '34 Act. So long as the Investor or any Qualified Holder beneficially owns any of the Shares, the Company shall timely file all reports required to be filed with the Commission pursuant to the '34 Act, and the Company shall not terminate its status as an issuer required to file reports under the '34 Act even if the '34 Act or the rules and regulations thereunder would permit such termination. The Company currently meets, and will take all necessary action to continue to meet, the "registrant eligibility" requirements set forth in the general instructions to Form S-3.

                  Section 3.5. Registration Rights and Listing. The Company shall include the Shares purchased herewith in the registration statement to be filed under Commission Rule 415 on Form S-3 on behalf of the holders of the Notes and the Shares on or about January 29, 1998, shall pursue and maintain the effectiveness of such statement as provided in the Purchase Agreement respecting the Notes and this Agreement and shall secure the listing of such Shares upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all such Shares. The Company will obtain and maintain the listing and trading of its Common Stock on the Nasdaq SmallCap Market ("SmallCap"), the Nasdaq National Market ("Nasdaq"), the New York Stock Exchange ("NYSE"), or the American Stock Exchange ("AMEX") and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers ("NASD") and such exchanges, as applicable. The Company shall promptly provide to the Investor copies of any notices it receives from Nasdaq regarding the continued eligibility of the Common Stock for listing on SmallCap or any other exchange or quotation system on which the Common Stock is then listed. The Company represents and warrants that it is eligible to register the Shares on Form S-3

                  Section 3.6. Power and Authority. The Company has unconditional power and authority, and has taken all required corporate and other action necessary (including stockholder approval, if necessary) to permit it to own and hold properties to carry on its current business, to execute and deliver this Agreement, to issue and sell the Common Stock as herein provided and otherwise to carry out the terms of this Agreement and all other documents, instruments, or transactions required by this Agreement, and none of such actions will violate any provision of the Company's Bylaws or Certificate of Incorporation, or result in the breach of or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound or result in the creation or imposition of any material lien, claim or encumbrance on any Company asset. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof by the Investor) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. No event has occurred and no condition exists which would constitute a violation of this Agreement. Neither this Agreement nor any other gives any person rights to terminate any agreements with the Company or otherwise to exercise rights against the Company.

                  Section 3.7. SEC Documents, Financial Statements. Since December 31, 1994, the Company has timely (i.e., within the time periods prescribed under the federal securities laws, including all permissible extension periods) filed all reports, schedules, forms, statements and other documents requirement to be filed by it with the Commission pursuant to the reporting requirements of the `34 Act (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the `34 Act and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except
(i) as may be otherwise indicated in such financial statements or the notes thereof, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or my be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the SEC Documents, each of the Company and its Subsidiaries has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1996 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in such financial statements, which, individually or in the aggregate, would not be reasonably likely to have a material adverse effect. Since the date of the most recent audited balance sheet, each of the Company and its Subsidiaries has operated in the ordinary course of business, consistent with past practices. No stop order suspending the effectiveness of any registration statement of filed by the Company has been issued by Commission.

                  Section 3.8. Patents, Copyrights, etc. The Company and each of its Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent rights,


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inventions, know-how, trade secrets, trademarks, services marks, service names, tradenames and copyrights ("Intellectual Property") necessary to enable it to conduct its business as now operated (and, except as set forth in Schedule 3.8 hereof, to the best of the Company's knowledge, as presently contemplated to be operated in the future); there is no claim or action by any person pertaining to, or proceeding pending, or the Company's knowledge threatened which challenges the right of the Company or any of its Subsidiaries with respect to any Intellectual Property necessary to enable it to conduct its business as now operated (and, except as set forth in Schedule 3.8 hereof, to the best of the Company's knowledge, as presently contemplated to be operated in the future; to the best of the company's knowledge, neither the Company nor any of its Subsidiaries infringe any Intellectual Property or other rights held by any person; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and each of its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property.]

                  Section 3.9. Financial Condition. The Company has previously furnished to the Investor its Financial Statements, which, together with the footnotes thereto, are complete and substantially correct, have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries as of the dates specified. The Financial Statements are in accordance with the books and records of the Company as of the dates and for the periods indicated, present fairly the financial position, results of operations, shareholders' equity and changes in financial position of such corporations as of the respective dates and for the respective periods indicated, and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as described in such statements, notes thereto and auditor reports).

                  Section 3.9.1. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.9.1, as of the date on which the most recent Financial Statement Date have been filed with the Commission (the "Financial Statements"), neither the Company nor any of its Subsidiaries had (and on the date hereof neither the Company nor any of its Subsidiaries has) any material liabilities (matured or unmatured, fixed or contingent, which are not fully reflected or provided for on the balance sheet of the Company as at the Financial Statement
Date), or any material loss contingency (as defined in Statement of Financial Accounting Standards No. 5) whether or not required by GAAP to be shown on the Balance Sheets, except obligations to perform under commitments incurred in the ordinary course of business after the Financial Statement Date.

                  Section 3.9.2. Taxes. Except as set forth on Schedule 3.9.2, the Company and each of its Subsidiaries has accurately, completed and filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the Internal Revenue Service, the State of New York, any other states or governmental subdivisions and all foreign countries and has paid, or made adequate provision in the Financial Statements dated the Financial Statement Date for the payment of, all taxes, interest, penalties, assessments or deficiencies shown to be due (or, to the knowledge of the Company, claimed by such authority or jurisdiction to be due) on or in respect


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of such tax returns and reports. The Company knows of (a) no other federal, New
York, state, county, municipal or foreign taxes which are due and payable by the Company which have not been so paid; (b) no other federal, New York, state, county, municipal or foreign tax returns or reports which are required to be filed which have not been so filed; and (c) no unpaid assessment for additional taxes for any fiscal period or any basis thereof. Proper and accurate amounts have been withheld by the Company from its employees for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law. Proper and accurate, in all material respects, federal and state returns have been filed by the Company for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of the Company in accordance with and to the extent required by GAAP. The Company has not made any election under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code").

Section 3.9.3. Material Subsidiaries. Each Material Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified as a foreign corporation in all jurisdictions in which it is required to be so qualified.

Section 3.10. No Material Adverse Change. Except as set forth on Schedule 3.10, since the Financial Statement Date, there has been no material adverse change in the financial or other condition, properties or business operations of the Company or any of its Material Subsidiaries.

Section 3.11. Reporting. The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and the Company has timely filed all reports required to be filed thereunder within the last 12 months. All information relating to or concerning the Company or any of its Subsidiaries set forth in this Agreement and provided to the Buyers pursuant to this Agreement and otherwise in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purposes that the Company's reports filed under the 1934 Act are being incorporated into an effective registration statement filed by the Company under the 1933 Act).

                  Section 3.12. Litigation. Except as set forth on Schedule 3.12, there are no suits, proceedings or investigations pending or threatened against or affecting the Company, its Subsidiaries or an officer of the Company which could have a material adverse effect on the business, assets, or financial condition of the Company or its Subsidiaries or the ability of any officer to participate in the affairs of the Company, or which concern in any material way the transactions contemplated by the Agreement. The foregoing includes, without limiting its generality, actions pending or threatened (or any basis therefor known to the Company or its Subsidiaries) involving the prior employment of any employees or currently contemplated prospective employees of the Company or its Subsidiaries or their use, in connection with the business of the Company or its Subsidiaries, of any information or techniques which might be alleged to be proprietary to their former employer(s).

                  Section 3.13. Licenses; Compliance with Laws, Other Agreements, etc. The Company and each of its Subsidiaries has obtained or applied for all franchises, permits, licenses, and other rights which it deems necessary for the conduct of its business and it knows of no basis for the denial of such rights in the future. Neither the Company nor its Subsidiaries is in material violation of any order or decree of any court, or of the provisions of any contract or agreement to which it is a party or by which it may be bound, or, to its knowledge, of any law, order, or regulation of any governmental authority, and neither this Agreement nor the transactions contemplated hereby will result in any such violation.

                       Section 3.13.1. Government Approvals. No authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency, regulatory authority or political subdivision thereof, any securities exchange or any other person is required in connection with the execution, delivery or performance by the Company of this Agreement or the business of the Company or any of its Subsidiaries in order to consummate the transactions contemplated in this Agreement. Except as set forth on Schedule 3.13.1, all such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations have been obtained or made, as the case may be, and are in full force and effect and are not the subject of any pending or, to the knowledge of the Company, threatened attack by appeal or direct proceeding or otherwise.

                       Section 3.13.2. Investment Company Act. The Company is not, and immediately after the Closing will not be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act.

                  Section 3.14. Brokers, etc. The Company has not dealt with any broker, finder, or other similar person in connection with the offer or sale of the Common Stock and the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker's fee, finder's fee or commission in connection with such transactions.

                  Section 3.15. Private Sale. The Company has not, either directly or through any agent, offered any securities to or solicited any offers to acquire any securities from, or otherwise approached, negotiated, or communicated in respect of any securities with, any person in such a manner as to require that the offer or sale of such securities (including but not limited to the Common Stock) be registered pursuant to the provisions of Section 5 of the `33 Act and the rules and regulations of the Commission thereunder or the securities laws of any state and neither the Company nor anyone acting on its behalf will take any action prior to the Closing that would cause any such registration to be required (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with the Common Stock under the '33 Act or the rules and regulations of the Commission thereunder) which might subject the offering, issuance or sale of the Common Stock to the registration provisions of the '33 Act. The issuance of Shares of Common Stock issuable pursuant to this Agreement are exempt from registration under the '33 Act. The Company has complied with all federal and state securities and blue sky laws in all issuances and purchases of its capital stock prior to and including the date hereof and has not violated any applicable law in making such issuances and purchases of its capital stock prior to the date hereof. Any notices required to be filed under federal and state securities and blue sky laws prior to or subsequent to the Closing shall be filed on a timely basis prior to or as so required.

                  Section 3.16. Offering Documents. The Offering Documents, read together and in connection with materials made available to the Investor by the Company (whether prepared by the Company or a third party), do not contain any untrue statement of a material fact nor do they in the aggregate omit to state any material fact necessary to make the statement therein not misleading. The information contained in the Offering Documents has been material to the Investor in its decision to invest.

                       Section 3.16.1. Projections; Material Facts. In connection with the transactions contemplated by this Agreement, the Company has furnished to the Investor in certain projected budgets, financial statements and forecasts ("Projections"). Except as limited by the next sentence, all statements contained in the Projections are true, correct and complete in all material respects. The Company does not represent or warrant that any occurrences, developments or facts including, without limitation, projections, which the Projections says will occur or eventuate after its date (or which were otherwise furnished in writing to the Investor), will in fact occur or eventuate after such date, but the Company represents and warrants that such occurrences, developments or facts, including such projections, presented therein were prepared by the Company in good faith based on its best knowledge, information and belief. No representation or warranty by the Company contained in the Projections (other than the projections), this Agreement or any other written statement, information, material or certificate furnished or to be furnished to the Investor pursuant hereto or in connection with the transactions contemplated hereby by the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein not misleading, when all are taken together as a whole (it being understood that, in the event of any inconsistency between this Agreement and any other writings, this Agreement shall control). The Company knows of no information or fact which has or would have a material adverse effect on the financial condition, business or business prospects of the Company which has not been disclosed to the Investor. Since the respective dates as of which information is given in the Projections, the Company knows of no material adverse change in the business, business prospects, property, condition or results of operations of the Company.

                  Section 3.17. Investigation. It shall be no defense to an action for breach of this Agreement that the Investor or its agents have (or have not) made investigations into the affairs of the Company or that the Company could not have known of the misrepresentation or breach of warranty. Damages for breach of a representation or warranty or other provision of this Agreement shall not be diminished by alleged tax savings resulting to the complaining party as a result of the loss complained of.

                  Section 3.18. Minute Books. The minute books of the Company contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

                  Section 3.19. Environmental Matters.

                  Section 3.19.1. Except as set forth in Schedule 3.19, there are, to the Company's knowledge, with respect to the Company or any of its Subsidiaries or any predecessor of the Company, no past or present violations of Environmental Laws (as defined below), releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any common law environmental liability or any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or similar federal, state, local and foreign laws and neither the Company nor any of its Subsidiaries has received any notice with respect to any of the foregoing, nor is any action pending or, to the Company's knowledge, threatened in connection with any of the foregoing. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases, removal, remediation or abatement of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

                  Section 3.19.2. Other than those that are or were stored, used or disposed of in compliance with applicable law, no Hazardous Materials are contained on or about any real property currently owned, leased or used by the Company or any of its Subsidiaries, and no Hazardous Materials were released or discharged on or about any real property previously owned, leased or used by the Company or any of its subsidiaries during the period the property was owned, leased or used by the Company or any of its subsidiaries, except in the normal course of the Company's or any of its Subsidiaries' business.

                  Section 3.19.3. Except as set forth in Schedule 3.19, there are no underground storage tanks, asbestos-containing materials, polychlorinated biphenyls or urea formaldehyde insulation at any real property owned, leased or used by the Company or any of its Subsidiaries in violation of any Environmental Law.

                  Section 3.20. Title to Property. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case fee and clear of all liens, encumbrances and defects except such as are described in Schedule 3.20 or such as would not have a Material Adverse Effect. Any real property and facilities held under lese by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as would not have a Material Adverse Effect.

                  Section 3.21. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

                  Section 3.22. Employee Relations. Neither the Company nor any of its subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. Neither the Company nor any of its subsidiaries is a party to a collective bargaining agreement, and the Company and its subsidiaries believe that relations with their employees are good. Each of the Company and its subsidiaries is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations and published interpretations thereunder. None of the following events has occurred or is reasonably expected to occur that when taken together with all other such events could reasonably be expected to result in a Material Adverse Effect: (i) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to any "employee pension benefit plan" as such term is defined in Section 3 of ERISA (other than a Multiemployer Plan (as defined below)) subject to the provision of the Title IV or ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 302 of ERISA (a "Plan"); (ii) the adoption of any amendment to a Plan that would require the provision of security pursuant to
Section 401(a)(29) of the Code or Section 307 of ERISA; (ii) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iv) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Company or any of its subsidiaries from any Plan or "multiemployer plan" as defined in Section 4001(a)(3) of ERISA ("Multiemployer Plan"); (vi) the receipt by the Company or any of its subsidiaries from the Pension Benefit Buaranty Corporation or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan;
(vii) the receopt by the Company or any of its subsidiaries of any notice concerning the imposition of liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA or of a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (viii) the occurrence of a "prohibited transaction" with respect to whicht the Company or any of its subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) and with respect to which the Company or such subsidiary would be liable for the payment of an excise tax.


                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

                  Section 4.1. Use of Proceeds. The Company shall use the proceeds of the sale of the Common Stock for working capital.

                  Section 4.2. Rule 144. The Company covenants that at all times it will comply with the current public information requirements of Rule 144(c)(1) under the `33 Act; and at all such times as Rule 144 is available for use by the Investor, the Company will furnish the Investor upon request with all information within the possession of the Company required for the preparation and filing of Form 144.

                  Section 4.3. Maintenance of Corporate Existence. Unless otherwise determined by the Board of Directors of the Company with respect to its Material Subsidiaries, each of the Material Subsidiaries and the Company and its will preserve, renew and keep in full force and effect, its corporate existence, qualification in requisite jurisdictions and rights and privileges necessary or desirable in the normal conduct of its business.

                  Section 4.4. Governmental Consents. The Company will obtain all consents, approvals, licenses and permits required by federal, state, local and foreign law to carry on its business.

                  Section 4.5. Further Assurances. The Company will cure promptly any defects in the creation and issuance of the Shares, and in the execution and delivery of this Agreement. The Company, at its expense, will promptly execute and deliver promptly to the Investor upon request all such other and further documents, agreements and instruments in compliance with or pursuant to its covenants and agreements herein, and will make any recordings, file any notices, and obtain any consents as may be necessary or appropriate in connection therewith.


                  Section 4.6. Preemptive Rights.

                           (a) The Company hereby grants to each Qualified
Holder a right of first refusal to purchase, on a pro rata basis together with any other holder of the Company's securities with similar preemptive rights (based on the number of shares of Common Stock (or Common Stock equivalent) then held by each such holder and each Qualified Holder), all or any part of New

Securities (as defined below) which the Company may, from time to time, propose to sell and issue subject to the terms and conditions set forth below. A Qualified Holder's pro rata share, for purposes of this subsection 4.6, shall equal a fraction, the numerator of which is the number of shares of Common Stock then held by such Qualified Holder or issuable upon conversion or exercise of any Shares, convertible securities, options, rights, or warrants then held by such Qualified Holder, and the denominator of which is the total number of shares of Common Stock outstanding plus the number of shares of Common Stock issuable upon conversion or exercise of then outstanding Shares, convertible securities, options, rights or warrants.

                           (b) "New Securities" shall mean any capital stock of
the Company whether now authorized or not and rights, options or warrants to purchase capital stock, and securities of any type whatsoever which are, or may become, convertible into capital stock; provided, however, that the term "New Securities" does not include (i) the Shares issuable pursuant to the exercise or conversion rights enjoyed by holders of existing derivative securities or pursuant to existing contracts, including warrants issuable to Galesi as indicated in the resolutions adopted by the Company's Board of Directors on January 6, 1998 (the "Board Resolutions"), and the warrant shares pertaining thereto; (ii) securities offered to the public pursuant to a public offering;
(iii) securities issued for the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of such corporation or other reorganization resulting in the ownership by the Company of not less than 51% of the voting power of such corporation; (iv) shares of Common Stock or options issued to employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other employee stock plan or agreement; (v) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; (vi) securities issued in connection with existing or future debt financings or other borrowings, including securities issued in exchange for, or in connection with the repayment of, debt, including common stock or warrants issued in connection with debt owed to Galesi (the "Galesi Securities") as indicated in the Board Resolutions, provided however that such Galesi Securities issued will not exceed (upon issuance or conversion of warrants)1,000,000 shares of Common Stock and will not be offered at a purchase price below $1.20 per share of Common Stock and (vii) any Common Stock or securities convertible into or exchangeable for Common Stock issued during the Current Financing Period.

                           (c) If the Company intends to issue New Securities,
it shall give each Qualified Holder written notice of such intention, describing the type of New Securities to be issued, the price thereof and the general terms upon which the Company proposes to effect such issuance. Each Qualified Holder shall have fifteen (15) days from the date of any such notice to agree to purchase all or part of its or his pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Company's notice by giving written notice to the Company stating the quantity of New Securities to be so purchased. Each Qualified Holder shall have a right of overallotment such that if any Qualified Holder fails to exercise his or its right hereunder to purchase his or its total pro rata portion of New Securities, the other Qualified Holders may purchase such portion on a pro rata basis, by giving written notice to the Company within five days from the date that the Company provides written notice to the other Qualified Holders of the amount of New Securities with respect to which such nonpurchasing Qualified Holder has failed to exercise its or his right hereunder.

                           (d) If any Qualified Holder or Qualified Holders fail
to exercise the foregoing right of first refusal with respect to any New Securities within such 15-day period (or the additional five-day period provided for overallotments), the Company may within 120 days thereafter sell any or all of such New Securities not agreed to be purchased by the Qualified Holders, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to each Qualified Holder pursuant to paragraph (c) above. In the event the Company has not sold such New Securities within such 120-day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Qualified Holders in the manner provided above.

                  Section 4.7. Financial Information. The Company agrees to send the following reports to the Investor and/or any Qualified Holder until the Investor and/or such Qualified Holder transfers, assigns, or sells all of the
Securities: (i) within three (3) days after the filing with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K; (ii) within one (1) day after release, copies of all press releases issued by the Company or any of its Subsidiaries, and (iii) contemporaneously with the making available or giving to the stockholders of the Company, copies of any notices or other information the Company makes available or gives to such stockholders

                  Section 4.8. Issuance of Additional Common Stock.

                           (a) In the event that during the Current Financing
Period, the Company issues any shares of Common Stock (in addition to those being issued pursuant hereto) or securities of any type whatsoever which are, or may become, convertible into or exchangeable for Common Stock (other than the 750 additional shares of the Company's Series M Preferred Stock issued during the Current Financing Period), the Company agrees that it will provide notice of such issuance to the Investor and that:

                                    (i) any such shares or securities shall be
issued for a purchase price per Common Stock equivalent, equal to or greater than the price per share paid by the Investor under this Agreement; and

                                    (ii) to the extent that any such convertible
or exchangeable securities are issued, each of the Investors shall have the right, exercisable within five days of receipt of the notice of such issuance from the Company, to exchange all, but not less than all, of the shares of Common Stock purchased by such Investor pursuant hereto for the number of such securities as may be obtained by dividing the aggregate purchase price paid by such Investor pursuant hereto by the price per security paid by the other purchasers thereof.

                           (b) In the event that at any time during the one year
period following the Closing the Company issues any shares of Common Stock (in addition to those being issued pursuant hereto) or securities of any type whatsoever which are, or may become convertible into or exchangeable for Common Stock, the Company agrees that it will provide notice of such issuance to the Investor of such issuance and that

                                    (i) to the extent that such shares or
securities (other than the 750 shares of the Company's Series M Preferred Stock issued during the Current Financing Period) are issued pursuant to agreements which contain terms that are more favorable to the purchasers of such shares than the terms hereof, the Investor shall be entitled to the benefit of such terms as if a party to such agreements and, to the extent inconsistent, such terms shall be deemed to replace the terms hereof, provided that this provision shall not entitle the Investor to designate a member of the Board of Directors of the Company even if such right is granted to another purchaser of Common Stock; and

                                    (ii) to the extent that such shares or
securities are issued for a purchase price per Common Stock equivalent, less than the price per share paid by the Investors under this Agreement, the Investor shall have the right, exercisable within five days of receipt of the notice of such issuance from the Company, to receive an additional number of Shares as may be obtained by dividing the aggregate purchase price paid by the Investor pursuant hereto by the price per security paid by the other purchasers thereof less the number of Shares received pursuant to this Agreement, subject to the requirements set forth in Section 4460 of the NASD Manual, provided that the foregoing will not apply to the following securities and transactions: (a) securities, including but not limited to warrants and options, issued to employees, directors, consultants, agents, pursuant to employment contracts or employee benefit programs or plans (including stock option and restricted stock plans) and other compensatory transactions not in connection with capital raising; (b) securities issued in connection with a stock split, stock dividend or other similar recapitalization; (c) securities issued as a result of the exercise of conversion rights of existing and outstanding derivative securities, including but not limited to adjustments of such rights by reason of anti-dilution protections; and (d) securities issued in connection with a corporate reorganization, including a reorganization in which the Company does not survive.

                 Section 4.9. Registration of Shares.

                           (a) The Company agrees to include the shares of
Common Stock sold to the Investor pursuant to this Agreement (i) on the Form S-3 to be filed by the Company with the Commission during the Current Financing

Period or (ii) on a separate Form S-3 to be filed by the Company with the Commission within 30 days after the Closing Date.

                           (b) The Company and the Investor hereby agree that
the terms of Sections 2(d), 3, 4 , 5, 6, 7, 8 and 9 (the "Incorporated Sections") set forth in the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 4.9 are made a part of this Agreement as if set forth in their entirety herein and subtitling them "Investor" (as defined herein) for the term "Initial Investor" each place it appears in the Incorporated Sections.

                  Section 4.10. Auditor. The Company shall retain a firm of certified public accountants of established national reputation to audit its books and records at least annually.

                  Section 4.11. Termination of Covenants. The covenants of the Company contained in this Section shall terminate, and be of no further force or effect, at such time where an Investor holds less than 15% of the Shares issued to such Investor on the Closing Date. Notwithstanding the foregoing, the provisions of Section 4.09 shall remain in effect until such time as an Investor, together with its Qualified Holder transferee(s) holds less than 15% of the Shares issued to such Investor on the Closing Date.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

         Each Investor represents and warrants to the Company, at and as of the Closing that:

                  Section 5.1. Power and Authority. The Investor has full power and authority and, if not an individual Investor, has taken all required corporate (or trust or partnership, as the case may be) and other action necessary to permit it to execute and deliver this Agreement, and all other documents or instruments required by this Agreement, and to carry out the terms of this Agreement and of all such other documents or instruments.

                  Section 5.2. Purchase for Investment. The Investor is purchasing the Common Stock for investment, for its own account and not for the account of any Employee Benefit Plan (or if such Common Stock is being acquired for the account of any such Plan, such acquisition does not involve a nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code) and not with a view to distribution thereof, except for transfers permitted hereunder. The Investor understands that the Common Stock must be held indefinitely unless it is registered under the `33 Act or an exemption from such registration becomes available.

                  Section 5.3. Financial Matters. The Investor represents and warrants to the Company that it understands that the purchase of the Shares involves substantial risk and that its financial condition and investments are such that it is in a financial position to hold the Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such Shares. In addition, by virtue of its expertise, the advice available to it and previous investment experience, such Investor has extensive knowledge and experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement. The Investor represents that it is an "accredited investor" as that term is defined in Regulation D promulgated under the '33 Act.

         During the negotiation of the transactions contemplated herein, the Investor and its representatives have been afforded full and free access to corporate books, financial statements, records, contracts, documents, and other information concerning the Company and to its offices and facilities, have been afforded an opportunity to ask such questions of the Company's officers and employees concerning the Company's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein.

                  Section 5.4. Brokers, etc. The Investor has not dealt with any broker, finder, commission agent, or other similar person in connection with the offer or sale of the Common Stock and the transactions contemplated by this Agreement, and is under no obligation to pay any broker's fee, finder's fee, or commission in connection with such transactions.


                                   ARTICLE VI

                       THE CLOSING AND CLOSING CONDITIONS

                  Section 6.1. The Closing. The purchase and sale of the Common Stock shall take place at the Closing to be held at the offices of Morrison & Foerster LLP. 1290 Avenue of the Americas, New York, New York 10104-0012. The Closing shall occur on January 26, 1998, or, at the Company's option, such other date not later than January 29, 1998, as the Company and the Investor may designate.

         The obligation of the Investor to purchase the Common Stock at the Closing shall be subject to satisfaction of the following conditions at and as of the Closing:

                  Section 6.2. Issuance of Common Stock. The Company shall have duly issued and delivered certificates to the Investor for the number shares of the Common Stock purchased by the Investor as provided in Exhibit 2.1.

                  Section 6.3. Legal Opinion from Counsel for the Company. There shall be delivered to the Investor the written opinions of Morrison & Foerster

LLP and Certilman Balin Adler & Hyman, LLP, counsel for the Company, in substantially the form attached as Exhibit 2.4.

                  Section 6.4. Certificate of Officer of the Company. The Company shall have delivered to the Investors a certificate of its chief executive and chief financial officers, or alternatives therefor satisfactory to counsel for the Investor, dated the date of the Closing, to the effect that the representations and warranties of the Company are true at and as of the Closing as if made at and as of the Closing, and that each of the conditions in this
Article 6 has been satisfied.

                  Section 6.5. Consents and Waivers. The Company shall have secured a consent to the issuance from the initial purchaser of the Notes, HSBC Securities, Inc. and a waiver of pre-emptive rights by Pangaea Fund Ltd., each in form reasonably satisfactory to the Investors.

                  Section 6.6. Representations and Warranties to be True and Correct. The representations and warranties contained in Article III shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent that any representations and warranties of the

Company specifically apply to conditions existing at a particular date), and the Company shall have certified to such effect to the Investor in writing.

                  Section 6.7. Performance. The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date, and the Company shall have certified to such effect to the Investor in writing.

                  Section 6.8. All Proceedings to Be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Investor and its special counsel, and the Investor and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  Section 6.9. Reasonable Satisfaction of Investor and Counsel. All instruments applicable to the issuance and sale of the Common Stock and all proceedings taken in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to the Investors and their counsel.


                                   ARTICLE VII

                                  MISCELLANEOUS

                  Section 7.1. Expenses. The Company and the Investor will bear their own expenses, including legal fees, in connection with this Agreement.


                  Section 7.2. Remedies Cumulative. Except as herein provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

                  Section 7.3. Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commission relative to this Agreement or to the transaction contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

                  Section 7.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  Section 7.5. Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto whether so expressed or not.

                  Section 7.6. Notices. Notices required under this Agreement shall be deemed to have been adequately given if delivered in person or sent by certified mail, return receipt requested, to the recipient at its address set forth in Exhibit 7.6 or such other address as such party may from time to time designate in writing.

                  Section 7.7. No Waiver. No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

                  Section 7.8. Amendments and Waivers. Except as herein provided, this Agreement may be modified or amended only by a writing signed by the Company and by the Investors.

                  Section 7.9. Survival of Agreements, etc. All agreements, representations and warranties contained in this Agreement or made in writing by or on behalf of the Company or the Investor in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, the Closing, and any investigation at any time made by or on behalf of the Investor. Notwithstanding the preceding sentence, however, all such representations (other than intentional misrepresentations) and warranties, but no such agreements, shall expire three years after the date of this Agreement. The Company shall indemnify and hold the Investor harmless from and against all costs, expenses (including attorneys fees), damages or other liabilities resulting from a material breach by the Company of any of its representations, warranties or agreements contained herein.

                  Section 7.10. Construction. This Agreement shall be governed by and construed in accordance with the procedural and substantive laws of the State of New York without regard for its conflicts-of-laws rules. The Company agrees that it may be served with process in the State of New York and any action for breach of this Agreement prosecuted against it in the courts of that State.

                  Section 7.11. Entire Understanding. This Agreement expresses the entire understanding of the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties with respect to the subject matter of this Agreement.

                  Section 7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one agreement.

                  Section 7.13. Assignment; No Third-Party Beneficiaries.

                           (a) This Agreement and the rights hereunder shall not
be assignable or transferable by either of the Investors or the Company without the prior written consent of the other parties hereto except, in the case of the Investors, in accordance with the restrictions on transfer set out in this Agreement and, in the case of the Company, by operation of law in connection with a merger, consolidation or sale of substantially all the assets of the Company. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. The assignment by the either Investor on a nonexclusive basis of any rights under this Agreement to any such transferee shall not affect or diminish the rights or obligations of such Investor under this Agreement and in no event shall any assignment relieve such Investor of its obligations hereunder.

                           (b) This Agreement is for the sole benefit of the
parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.


                                  ARTICLE VIII

                                   TERMINATION


                  Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                           (a) by mutual consent of the Investor and the
Company;

                           (b) by each of the Company and the Investor if the
Closing shall not have occurred by January 29, 1998, provided that the failure to consummate the transactions contemplated hereby is not a result of the failure by the party so electing to terminate this Agreement to perform any of its obligations hereunder.

                  Section 8.2. Effect of Termination. Except for the obligations of Sections 7.1 and 7.3 hereof, if this Agreement shall be terminated pursuant to Section 8.1, all obligations, representations and warranties of the parties hereto under the Agreement shall terminate and there shall be no liability, except for any breach of this Agreement prior to such termination, of any party to another party.

                                   ARTICLE IX
                                RIGHT OF CO-SALE

         If Galesi proposes to sell any Shares ("Co-Sale Shares") to a party or affiliated group (the "Transferee") in a transaction or series of transactions during the twelve month period following the Closing Date involving the sale of more than 500,000 shares or resulting in the Transferee for the first time controlling the power to vote more than 35% of the total votes for nominees to the Company's board of directors, Galesi shall first give reasonable notice in reasonable detail to the Investor in sufficient time to allow the Investor to participate in the sale on the same terms and conditions as Galesi. To the extent any prospective purchaser or purchasers refuses to purchase shares or other securities from the Investor exercising its rights of co-sale hereunder, Galesi shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, Galesi shall purchase the offered shares or other securities from the Investor. Notwithstanding the foregoing, the provisions of Article IX shall not apply to (i) any pledge of Co-Sale Shares made pursuant to a bona fide loan transaction that creates a mere security interest; (ii) any transfer to the ancestors, descendants or spouse, employees of entities owned or controlled, or to trusts for the benefit of such persons, of Galesi; or (iii) any bona fide gift; provided that (A) Galesi shall inform the Investor of such pledgee, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall furnish the Investor with a written agreement to be bound by and comply with all provisions of Article IX. Such transferred Co-Sale Shares will remain "Co-Sale Shares" hereunder, and such pledgee, transferee or donee shall be treated as "Galesi" for purposes of this Agreement.

         Notwithstanding the foregoing, the provisions of Article IX shall not apply to the sale of any Co-Sale Shares (a) on the open market, including block trades, except that Galesi shall be required to provide reasonable advance notice to the Investor of any such sales in excess of the limitations imposed by Rule 144(e) promulgated under the 33 Act whether or not such limitations then apply; or (b) to the public pursuant to a registration statement filed with, and declared effective by, the Commission, provided that the Investor shall have the right to include its Shares in any such registration statement filed in connection with an underwritten public offering (subject to any limitation placed by the managing underwriter on the number of shares of Common Stock which may be included in such registration statement).


                                    ARTICLE X

                            COVENANTS OF THE INVESTOR


                  Section 10.1. Lock-up Period. The Investor agrees not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, any of the Shares beneficially owned by the Investor for a period of 365 days from the date hereof without the prior written consent of the Company. Notwithstanding the foregoing, the provisions of this Section 10.1 shall not apply to (i) any private sale or other disposition to any Qualified Holder (A) not on the open market or (B) to the public pursuant to a registration statement filed with the Commission, provided that the Qualified Holder acquiring such Shares shall agree to be bound by the provisions of this
Section 10.1 or (ii) the sale of Co-Sale Shares pursuant to Article IX hereof.


                                   ARTICLE XI

                                   ARBITRATION

         If at any time there shall be a dispute arising out of or relating to any provision of this Agreement or any agreement contemplated hereby, such dispute shall be submitted for binding and final determination by arbitration in accordance with the regulations then obtaining of the

American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) resulting from such arbitration shall be in writing, and shall be final and binding upon all involved parties. The site of any arbitration shall be within New York City, New York.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

                                   AMNEX, INC.


                                   By
                                     -----------------------------------
                                   Name:
                                   Title:

                                   INVESTOR


                                   By
                                     -----------------------------------
                                   Name:
                                   Title:

                                   With respect to ARTICLE IX only


                                   -------------------------------------
                                   Francesco Galesi

                                 ATTACHMENTS TO:
                                 ---------------

                        FORM OF STOCK PURCHASE AGREEMENT
                                     Between
                                   AMNEX, Inc.
                                       and
                           the Investors named therein

Attachments:
- Schedule of Differences
- Disclosure Schedule
- Exhibit 2.1 - Schedule of Purchasers
- Exhibit 2.4 - Opinion of Company Counsel
- Exhibit 4.10 - Registration Rights Agreement
- Exhibit 7.6 - Addresses for Notices

                             SCHEDULE OF DIFFERENCES
                             -----------------------

Material differences between attached Form of Stock Purchase Agreement and the various Stock Purchase Agreement referred to below:

---------------------- -------------------- --------------------- --------------------- --------------------
                                                                                         Aggregate Purchase
Investor                Date of Agreement     Shares Purchased      Price per Share            Price
---------------------- -------------------- --------------------- --------------------- --------------------

Granite Associates,    January 14, 1998     1,363,637             $1.10                 $1,500,000
L.P.
---------------------- -------------------- --------------------- --------------------- --------------------
Victory Ventures LLC   January 16, 1998     1,163,794             $1.16                 $1,350,000

Brea Group, Inc.                              129,310                                     $150,000
---------------------- -------------------- --------------------- --------------------- --------------------

Nicholas Forstmann     January 22, 1998     862,069               $1.16                 $1,000,000
---------------------- -------------------- --------------------- --------------------- --------------------

AMN Investments,       January 26, 1998     862,069               $1.16                 $1,000,000
L.L.C.
---------------------- -------------------- --------------------- --------------------- --------------------

                             DISCLOSURE SCHEDULES

                                 Schedule 3.2

                 Options, Warrants, Registration Rights, etc.

(i) Outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries

     Options


     Total number of outstanding options:  approximately 3,563,198

     Outstanding Warrants


     Total number of outstanding warrants:  5,151,615

     Put Agreements


     Under the Asset Purchase Agreement, dated November 8, 1996 between AMNEX, Inc. and Cresent Public Communications Inc., Coastal Telecom Payphone Company, Inc., BEK TEL, Inc., Garden State Telephone Installation & Service Co., Inc. and Brian King (collectively, the "Sellers") and subject to the terms thereof, Sellers have the right to require AMNEX to buy back a certain amount of shares based upon AMNEX having failed to file, and if AMNEX fails to file a registration statement within specified time periods. In no event will the amount of shares purchased exceed $3,000,000.

     Commitments


     See (ii)(10) of this Schedule 3.2

     Securities Convertible in Common Stock


1. $15,000,000 8 1/2% Convertible Subordinated Notes due 2002. The Notes are convertible at any time prior to maturity at an initial conversion price of $2.7844 into 5,387,157 shares of common stock, plus an indeterminate amount of shares based upon adjustments to the conversion price.

2. Private Placement of 1,000 Shares of Series M Convertible Preferred Stock. Under the Securities Purchase Agreement, dated as of December 24, 1997 between AMNEX, Inc. and Pangaea Fund Ltd., AMNEX issued 1,000 shares of Series M Convertible Preferred Stock, convertible into shares of $.001 par value common stock of AMNEX, Inc.

3. Private Placement of 750 Shares of Series M Convertible Preferred Stock. Under the Securities Purchase Agreement, dated as of January 26, 1998 between AMNEX, Inc. and Fourteen Hill Capital, L.P., AMNEX issued 750 shares of Series M Convertible Preferred Stock, convertible into shares of $.001 par value common stock of AMNEX, Inc.


Right of First Refusal


1.   Private Placement of 1,000 Shares of Series M Convertible Preferred
     Stock.   Under the Securities Purchase Agreement, AMNEX, Inc. granted
     Pangaea Fund Ltd. the right to participate, on a pro-rata basis, in any equity financing offered by AMNEX for the one year period following the closing.

2. Stock Purchase Agreement dated as of January 14, 1998 between AMNEX, Inc. and Granite Associates, L.P. Under the Stock Purchase Agreement granted Granite Associates, L.P. the right to participate, on a pro-rata basis, in offerings of securities offered by AMNEX, Inc., subject to certain restrictions and conditions.

3. Stock Purchase Agreement dated as of January 16, 1998 among AMNEX, Inc., Victory Ventures LLC and Brae Group, Inc. Under the Stock Purchase Agreement the Company granted Victory Ventures LLC and Brae Group, Inc. the right to participate, on a pro-rata basis together with any other holder of the Company's securities with similar preemptive rights, in offerings of securities offered by AMNEX, Inc., subject to certain restrictions and conditions.

4. Stock Purchase Agreement dated as of January 22, 1998 among AMNEX, Inc. and Nicholas Forstmann Under the Stock Purchase Agreement the Company granted Nicholas Forstmann the right to participate, on a pro-rata basis together with any other holder of the Company's securities with similar preemptive rights, in offerings of securities offered by AMNEX, Inc., subject to certain restrictions and conditions.

5. Private Placement of 750 Shares of Series M Convertible Preferred Stock. Under the Securities Purchase Agreement, AMNEX, Inc. granted Fourteen Hill Capital, L.P. the right to participate, on a pro-rata basis, in any equity financing offered by AMNEX for the one year period following the closing.

(ii) Registration Rights


1.   HSBC Securities, Inc. ("HSBC") and Rausher Pierce & Clark ("RP&C").
     In connection with the $15 million note offering, the Company issued warrants to HSBC, the placement agent and RPC, the international sales agent, for the purchase price 96,250 and 65,365 Common Shares, respectively. HSBC and RPC were granted demand and piggyback registration rights for the warrant shares.

2.   National Operator Service, Inc. ("NOS").
     Pursuant to an Equity Participation Plan for NOS, dated August 18, 1994, NOS was issued 100,000 Common Shares and granted a warrant for the purchase of 50,000 Common Shares. Pursuant to the Equity Participation Plan, NOS has piggyback registration rights with respect to the shares and warrant shares.

3.   Wall Street Consultants, Inc. ("Wall Street").
     On July 7, 1994, Wall Street was granted an option to acquire 50,000 Common Shares and granted piggyback registration rights in the event of a sale by the Company of Common Shares for cash.

4.   Dominick & Dominick Incorporated ("Dominick").
     On July 15, 1994, the Company granted to Dominick and certain of its officers warrants for the purchase of 200,000 Common Shares and granted piggyback registration rights in the event of a sale by the Company of Common Shares for cash.

5.   M.H. Myerson & Co., Inc. ("Myerson").
     On July 15, 1994, the Company granted to Myerson warrants for the purchase of 35,000 Common Shares and granted piggyback registration rights in the event of a sale by the Company of Common Shares for cash.

6.   Transaction Network Services Inc. ("TNS").
     On April 3, 1996, the Company granted to TNS warrants for the purchase of 100,000 Common Shares and granted piggyback registration rights in the event of a sale by the Company of Common Shares.

7.   Coastal Communications of America ("Coastal Communications").
     In connection with the acquisitions between December 1996 and March 1997 of certain assets from Coastal Communications, the Company issued and aggregate of 262,626 Common Shares and granted piggyback registration rights in the event the Company filed a registration statement for the sale by the Company of Common Shares for cash.

8.   Capital Network System Inc. ("CNSI").
     In connection with the Company's June 1996 acquisition of all of the outstanding Common Shares of CNSI, the Company agreed to register the resale of (i) 4,099,086 Common Shares acquired by the CNSI shareholders and
     (ii) 400,000 Common Shares underlying certain warrants issued to them and granted CNSI shareholders piggyback registration rights in the event the Company files a registration statement covering the sale by the

     Company of any securities for cash.

9.   Robb, Peck, McCooey Clearing Corporation ("Robb, Peck").
     The Company has agreed, upon demand, to file a registration statement with the SEC covering the resale of an aggregate of 550,000 Common Shares underlying certain warrants issued to Robb, Peck, and granted Robb, Peck certain piggyback registration rights in the event the Company files a registration statement covering the sale by the Company of Common Shares for cash.

10.  Teleplus, Inc.
     In connection with the Company's August 1996 acquisition of certain assets of Teleplus, the Company issued 526,168 Common Shares in January 1997, agreed to issue an additional 526,168 Common Shares in January 1998, agreed to register the resale of such Common Shares, and granted Teleplus piggyback registration rights with respect to such Common Shares.

11.  National Billing
     In connection with the Company's September 1996 acquisition of 80% of the outstanding Common Shares of NBE, the Company issued an aggregate of 550,725 Common Shares to the NBE shareholders, agreed to register the resale of such Common Shares and granted the NBE shareholders piggyback registration rights with respect to these shares.

12.  Francesco Galesi
     In connection with a Stock Exchange Agreement between the Company and Francesco Galesi entered into in January 1997, the Company has agreed to file a registration statement between July 1998 and October 1998 covering the resale of an aggregate of 3,000,000 Common Shares that are either outstanding (1,500,000) or are issuable pursuant to warrants granted to him (1,500,000). In June 1997, the Company issued additional warrants to Mr. Galesi for the purchase of up to 500,000 Common Shares which are to be included in the registration statement to be filed between July 1998 and October 1998.

13.  Coastal Telecom Payphone Company, Inc. ("Coastal Telecom").
     In connection with the Company's November 1996 acquisition of certain assets of Coastal Telecom, Garden State Telephone Installation and Service Co., Inc. and BEK Tel, Inc., the Company granted piggyback registration rights with regard to the resale of 2,282,989 Common Shares. The registration rights only apply to a sale of securities by the Company.

14.  $15,000,000 8 1/2% Convertible Subordinated Notes due 2002.
     In connection with the Company's September 1997 sale of $15,000,000 8 1/2% Convertible Subordinated Notes due 2002, the Company agreed to file a registration statement within 90 days of the closing covering the sale of the notes and underlying Common Shares and to use its reasonable best efforts to cause the registration statement to be declared effective by the SEC as soon as practible but in any event within 180 days of the closing.

15. Private Placement of 1,000 Shares of Series M Convertible Preferred Stock. In connection with the Company's December 1997 sale of 1,000 shares of Series M Convertible Preferred Stock (the "Series M Stock"), the Company agreed to file a registration statement covering Common Stock issuable upon
     (i) conversion of the shares of Series M Stock and (ii) exercise of warrants (a) to purchase 40,000 shares of Common Stock issued to Pangaea Fund Ltd. and (b) to purchase 20,000 shares of Common Stock issued to Tanner Unman Securities and to use its reasonable best efforts to cause the registration statement to be declared effective by the SEC within 90 days of the closing.

16. Stock Purchase Agreement dated as of January 14, 1998 between AMNEX, Inc. and Granite Associates, L.P. In connection with the Stock Purchase Agreement, the Company agreed to use its best efforts to register the shares of common stock issued to Granite Associates, L.P. on a registration statement to be filed by AMNEX, Inc. on prior to January 29, 1998.

17. Stock Purchase Agreement dated as of January 16, 1998 among AMNEX, Inc., Victory Ventures LLC and Brae Group, Inc. In connection with the Stock Purchase Agreement, the Company agreed to to register the shares of common stock issued to Victory Ventures LLC and Brae Group, Inc. on a registration statement to be filed by AMNEX, Inc. on prior to January 29, 1998, or other similar registration statement prepared by AMNEX, Inc. within 30 days of the closing.

18.  Stock Purchase Agreement dated as of January 22, 1998 among AMNEX, Inc.
     and Nicholas Forstmann In connection with the Stock Purchase Agreement, the Company agreed to to register the shares of common stock issued to Nicholas Forstmann on a registration statement to be filed by AMNEX, Inc. on prior to January 29, 1998, or other similar registration statement prepared by AMNEX, Inc. within 30 days of the closing.

19.  Private Placement of 750 Shares of Series M Convertible Preferred Stock.

     In connection with the Company's January 26, 1998 sale of 750 shares of Series M Convertible Preferred Stock (the "Series M Stock"), the Company agreed to file a registration statement covering Common Stock issuable upon
     (i) conversion of the shares of Series M Stock and (ii) exercise of warrants (a) to purchase 30,000 shares of Common Stock issued to Fourteen Hill Capital, L.P. and (b) to purchase 15,000 shares of Common Stock issued to Tanner Unman Securities and to use its reasonable best efforts to cause the registration statement to be declared effective by the SEC within 90 days of the closing.

     (iii) Anti-dilution or price adjustment provisions contained in any securities of the Company triggered by the issuance of the Common Stock of the Company


None.

                              Preemptive rights, etc.

                           See Rights of First Refusal.

                                  Schedule 3.9.1

                        Absence of Undisclosed Liabilities

On December 15, 1997, a billing dispute between the Company and AT&T regarding the rates assessed pursuant to an agreement between Capital Network System, Inc. ("CNSI") and AT&T dated October 27, 1995 culminated in termination of certain international telecommunications services provided by AT&T, including service to Mexico. The Company is taking immediate action to restore service, with the ultimate goal of entering into a service agreement which reflects current market conditions and rates which are approximately 50% of rates charged by AT&T. Although the Company has already restored service representing 50% of prior revenues in Mexico, there is no guarantee the Company will be able to restore service to the Caribbean, which represented approximately 10% of the total international services previously provided by AT&T.

Additionally, the eventual resolution of the billing dispute between the Company and AT&T may require the payment of past due sums in the amount of $1.2 million. An additional sum of $3.6 million was the subject of dispute prior to the acquisition of CNSI by the Company and is the subject of an indemnification claim previously asserted.

                                Schedule 3.9.2

                                 Tax Returns

The following tax returns have not yet been filed. The federal tax return is currently being reviewed by Ernst & Young and the state tax returns will be filed upon completion of the E&Y review. During 1996 estimated federal and state payments were made and hence no material liability exists related to these unfiled tax returns.

1996 Income Tax Returns


Amnex, Inc.

Florida
Federal
New York

CNSI and ANEI:

All states except the following states for which we are not required to file:

South Dakota                        Alaska
Delaware                            Washington
Wyoming

Crescent:

New Jersey                          Pennsylvania
New York

AHE:

Alabama                             New York
California                          Oregon
Colorado                            Pennsylvania
Georgia                             Tennessee
Idaho                               Utah
Kentucky                            Virginia
Louisiana
Massachusetts
Mississippi
New Jersey

NBE:

California
Texas

                                Schedule 3.10


                          No Material Adverse Change

The termination of certain telecommunication services by AT&T described more fully in Schedule 3.7.1 may have adverse implications, although as of the daet of this Agreement, it is the opinion of management of the Company that alternate sources of service will result in increased profit margins.

                                Schedule 3.12

                                  Litigation


1. D. Faye Manghir v. AMNEX, Inc. and American Network Exchange, Inc., Index No. 603399/97, Supreme Court of the State of New York

On July 2, 1997, D. Faye Manghir, the holder of a 50% equity interest in the joint venture company formed by Community Network Services, Inc., MicroTel Communications Corp. and the Company (which holds the remaining 50% equity interest), filed suit against the Company in the Supreme Court of the state of New York. The suit alleges, among other things, that the Company made certain misrepresentations and committed certain breaches under the joint venture agreement among the parties, and seeks rescission of such agreement, compensatory damages in the sum of $10,000.00, punitive damages in the sum of $25,000,000, and attorneys' fees. The Company filed a motion to dismiss or in the alternative to stay the proceeding pending arbitration and also a reply to the plaintiff's response. Plaintiff has offered to settle this matter and the Company is evaluating the offer.

2. Keystone Corporation, Coastal Telecom Payphone Co., Inc., BEK Tel. Inc., Garden State Telephone Installation & Service Co., Inc., National Telecom USA, Inc., National Telecom Hospitality USA, Inc. and Brian E. King v. AMNEX, Inc., American Network Exchange, Inc., Crescent Public Communications Inc. and American Hotel Exchange, Inc., Index No. 97/604764, Supreme Court o f the State of New York

On September 25, 1997, Brian King and his affiliates, National Telecom USA, Inc., The Keystone Corporation, Coastal Telecom Payphone Company, Inc., BEK Tel, Inc., Garden State Telephone Installation & Service Co., Inc. and National Telecom Hospitality USA (collectively "National") filed suit against the Company and its subsidiaries, American Network Exchange, Inc. ("ANWI"), Crescent Public Communications Inc. ("Crescent") and American Hotel Exchange, Inc. alleging breaches of various contracts, negligence, misappropriation of trade secrets, conversion of various assets, fraud, negligent misrepresentations and promissory estoppel, and seeking rescission of certain claims, specific performance of other claims, damages in the amount of $6,300,000, punitive damages and attorneys' fees. On September 30, 1997, the Company and National reached an agreement of settlement of certain of the claims. Pursuant to this settlement, on September 30, 1997, the Company paid National $1,000,000 in cash and delivered a note in the principal amount of $840,000 (the "National Note"). Thereafter, the Company filed a motion to dismiss and compel arbitration or, in the alternative, to stay pending arbitration and also a reply to plaintiffs' response.

The plaintiffs also attempted to obtain a temporary restraining order and then a permanent injunction to stop the Company from (i) reducing temporarily their weekly payments to reflect accrued billing and related interest costs associated with their traffic and (ii) increasing the charge for the underlying unbundled services the Company provides for them. The TRO was denied after oral argument. To date, no decision has been made on the permanent injunction.

3. Robert A. Rowland vs. AMNEX, Inc. and Capital Network System, Inc. ("CNSI"), No. 97-07955, District Court of Travis County, Texas

In connection with the Company's June 1996 acquisition of Capital Network System, Inc. ("CNSI"), CNSI issued a promissory note in favor of Robert A. Rowland (the "Rowland Note"), a principal shareholder of the Company, in the principal amount of $1,197,700 payable on July 31, 1997, with interest due on the unpaid principal balance at a rate of 10.5% per annum. On July 11, 1997, Mr. Rowland filed this suit. He assets several causes of action against the Company, including enforcement of an alleged settlement agreement regarding indemnification claims, and seeks damages in the amount of the principal and interest due under the Rowland Note, attorneys' fees and exemplary damages in an unstated amount. The causes of action asserted by Mr. Rowland against CNSI relate to monies allegedly due under a consulting agreement, and damages claimed include attorneys' fees. The Company is planning to appeal the denial of its motion to compel arbitration and plea to abate the action and has asserted as an affirmative defense a fraud claim against Mr. Rowland.

4.    Derivative Claims Threatened by Robert A. Rowland

On August 11, 1997, the Company received a letter from counsel to Mr. Rowland which demanded that the Board of Directors conduct an investigation into certain matters, specifically (i) the propriety of certain transactions with Mr. Galesi and (ii) possible mismanagement of the Company. Counsel to Mr. Rowland demanded that suit be brought against any officer or Director of the Company for wrongdoing, fraud, breach of fiduciary duty, self dealing, gross mismanagement or under any other theory of liability and further stated that if his demand is refused, Mr. Rowland will take appropriate action, including possibly a shareholder's derivative action. On August 29, 1997, the Company advised counsel to Mr. Rowland that the outside Directors of the Company have been requested to investigate the assertions made.

5.    Arbitration Award

A number of disputes between the Company and John Kane, a former employee, were decided by an arbitration panel on December 8, 1997. The Company expects that Mr. Kane will take steps to have his award in the amount of $138,704.11 confirmed by a court.

6. Dolphin USA, Inc. v. Capital Network System, Inc. and American Network Exchange, Inc., Case No. 96-49931, District Court of Harris County, Texas

On September 30, 1996, Dolphin USA, Inc. ("Dolphin") brought suit against the Company's affiliates ANEI and CNSI. The suit is based primarily on an alleged breach of contract for the provision of long distance service. Dolphin has requested damages in the amount of approximately $2,000,000. ANEI and CNSI have counterclaimed for the $30,000 unpaid balance of a promissory note, which claim is undisputed. The parties are currently engaged in discovery and the case is currently scheduled for mediation in early February 1998 and trial in April 1998.

7. Midcom Communications, Inc. v. Fulfillment Enterprises, Inc. and Capital Network System, Inc., Arbitration Hearings, Case No. 75 199 257 96

On July 24, 1997, Midcom Communications, Inc. filed a lawsuit against Fulfillment Enterprises, Inc. ("FEI"), a CNSI subsidiary which AMNEX did not acquire, and CNSI. Midcom alleges CNSI is jointly and severally liable for monies due for services provided to FEI by Midcom. Midcom claims that FEI assigned all of its obligations under a contract between Midcom and FEI to CNSI, an alleged "affiliate" of FEI, or, alternatively, that FEI and CNSI were a single business enterprise thereby making CNSI liable for the outstanding invoices, totaling about $200,000.00. CNSI has filed a general denial.

8. Scorpion Enterprises, Inc. d/b/a the Wine Cellar, USA Car Rental, Auto Security & Sound and LA Dam Limo v. Coin-Tel Communications, National Telecom USA, Inc., Coastal Telecom Payphone, Inc., John Doe, Richard Roe, ABC Company and DEF Corp., Docket No. UNN-L-5628-97, Superior Court of New Jersey Law Division: Union County

Crescent acquired the assets of Coastal Telecom Payphone, Inc. ("Coastal") in 1996. This is a suit for recovery of back commissions in the total amount of $41,000.00 allegedly owed by Coastal. The alleged liability both predates and postdates the closing of the Coastal/Crescent transactions. To date, the Company has not been properly served with this lawsuit.

9. James Bruen, on his own behalf, and on behalf of all persons similarly situated, and on behalf of the general public v. Asia Pacific Telecom, National Business Exchange, Inc., Pacific Bell, MCI Communications Corporation and Docs I through XX. No. 985470, Superior Court of the State of California, County of San Francisco.

NBE provides billing and collection services for various telecommunications companies based on information provided by those companies. This is a class action suit for injunction, restitution and other relief filed against NBE and certain other parties concerning the wrongful billing of charges (a total of $59.85) for Internet services, which charges the Plaintiff states were not properly authorized. Plaintiff alleges a violation of the Consumer Legal Remedies Act, unfair business practices, intentional misrepresentation, and negligent misrepresentation. The only prayer for judgment affecting the Company is that NBE be enjoined from seeking to collect monies from members of the class on behalf of Asia Pacific, its former client.

10. Keith Maydak, as assignee for Zankle Worldwide Telecom Group, Inc. (d/b/a Mr. Gickles, Inc.) v. American Network Exchange, Inc., Case No. 1309 C.D. 1996, Court of Common Pleas of McKeon County, Pennsylvania, Civil Division

ANEI entered into a contract to provide telecommunications services with a company doing business as Mr. Gickles, Inc. The Company's fraud department determined that there were massive fraud on the account. The contractual relationship was terminated and no additional commissions were paid. Some years later, Keith Maydak, a former office of Mr. Gickles, filed suit against ANEI in Pennsylvania. The initial claim made in the lawsuit was for $6,883.94. However, Mr. Maydak has now increased his claim to $1 million. Eventually, the Company prevailed on a motion to dismiss. Mr. Maydak has appeal the dismissal.

11.   Pennsylvania Public Commission ("PUC"), Informan Investigation Number
      97.0145

In the third quarter of 1997, the PUC initiated an informan investigation into two limited aspects of the Company's operator services operations in that state. In response, ANEI has provided certain information and voluntarily ceased charging a set use fee on certain local exchange carrier-owned payphones. Given its voluntary actions, the Company does not expect that resolution of the investigation will have a material adverse effect on its operations.

12.   Default

Letter dated January 13, 1998 from Greenstein, DeLorme & Luchs, P.C., counsel to the property manager to AMNEX, Inc., as tenant, in regard to leased premises located at 1220 L Street, N.W., Washington, D.C. (the "Washington Site"). The letter states that a suit has been instituted in the Landlord and Tenant Branch of the Civil Division of the Superior Court of the District of Columbia. AMNEX no longer maintains assets or operations at the Washington Site. On an accelerated basis, the total sum of payments due under the lease is approximately $15,00.

13. Summit Capital Corp. v Capital Network, Inc. No. CV98-00188, Superior Court of the State of Arizona

The suit is for all default remedies available under an equipment lease, including the sum of $236,148 for lease payments on an accelerated basis

                               Schedule 3.13.1

                             Government Approvals

                         See item 11 on Schedule 3.12

                                Schedule 3.19


                            Environmental Matters

                                    None.

                                Schedule 3.20

                              Title to Property

1,000 shares of common stock of Capital Network System, Inc. were pledged to Sirrom Capital Corporation on June 28, 1996 as security for a $2,000,000 loan.

                                 EXHIBIT 2.1


SCHEDULE OF PURCHASERS


---------------------- -------------------- --------------------- --------------------- --------------------
                        Date of Agreement    Shares Purchased        Price per Share     Aggregate Purchase
Investor                                                                                       Price
---------------------- -------------------- --------------------- --------------------- --------------------
---------------------- -------------------- --------------------- --------------------- --------------------
Granite Associates,    January 14, 1998     1,363,637             $1.10                 $1,500,000
L.P.
---------------------- -------------------- --------------------- --------------------- --------------------
Victory Ventures LLC   January 16, 1998     1,163,794             $1.16                 $1,350,000


Brea Group, Inc.                              129,310                                     $150,000
---------------------- -------------------- --------------------- --------------------- --------------------
Nicholas Forstmann     January 22, 1998       862,069             $1.16                 $1,000,000
---------------------- -------------------- --------------------- --------------------- --------------------
AMN Investments,       January 26, 1998       862,069             $1.16                 $1,000,000
L.L.C.
---------------------- -------------------- --------------------- --------------------- --------------------

                                 EXHIBIT 2.4


                          OPINION OF COMPANY COUNSEL
                               January __, 1998

Investor
Address



         Re: Securities Purchase Agreement, dated January __, 1998, among AMNEX, Inc. and the Investor named therein.

Ladies and Gentlemen:

         We have acted as special counsel for AMNEX, Inc., a New York corporation (the "Company"), in connection with the transactions contemplated by the Stock Purchase Agreement, dated January __, 1998 among the Company and the investors named therein (the "Stock Purchase Agreement"). This opinion is furnished to you pursuant to Section 6.3 of the Stock Purchase Agreement.

         We have examined originals or copies of the Stock Purchase Agreement. Unless otherwise defined herein, terms defined in the Stock Purchase Agreement shall have the same meanings herein.

         The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

         (1) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

         (2) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Stock Purchase Agreement, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable.

         (3) We express no opinion as to the effect on the opinions expressed herein of (a) the compliance or non-compliance of any party to the Stock Purchase Agreement (other than the Company) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party.

         (4)  We express no opinion as to compliance by the Company with any:
(i) state securities law; (ii) antitrust law; (iii) patent law; (iv)

environmental law; and (v) bankruptcy law.

         (5) The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Documents or to aid in the interpretation of the Stock Purchase Agreement.

         (6) The enforceability of provisions of the Stock Purchase providing for indemnification or contribution, to the extent such indemnification or contribution is against public policy.

         (7) The enforceability of provisions of the Stock Purchase Agreement imposing or which could be construed as effectively imposing a penalty.

         (8) The enforceability of any provision of the Stock Purchase Agreement which purports to establish a particular court as the forum for the adjudication of any controversy relating to the Stock Purchase Agreement.

         Based upon and subject to the foregoing, we are of the opinion that:

         (a) The Company is a corporation validly existing as a corporation and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business as described in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, as amended, and is duly qualified as a foreign corporation to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

         (b) As of the date hereof, the authorized capital stock, of the Company consists of 70,000,000 shares of Common Stock, $.001 par value, of which ________ shares are issued and outstanding and (b) 5,000,000 shares of Preferred Stock, $.001 par value, of which ___________ shares are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock or Preferred Stock are subject to preemptive rights or any other similar rights of the stockholders of the Company pursuant to any agreement by which the Company is bound. Except as disclosed in in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, or as set forth on
Schedule 3.2 to the Stock Purchase Agreement, (x) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries except as disclosed in the Securities Purchase Agreement, and (y) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of its or their securities under the 1933 Act (except as set forth in the Stock Purchase Agreement).

         (c) Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Reports on Form 10-Q for the periods ended June 30, 1997 and September 30, 1997, as the same may have been amended, or as set forth on Schedule 3.12 to the Securities Purchase Agreement, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization pending or threatened against or affecting the Company or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of or the authority or ability of the Company to perform its obligations under the Stock Purchase Agreement.

         (d) The execution, delivery and performance of and compliance with the Documents and the issuance of the Shares have not resulted and will not result in any violation of, conflict with, or constitute a default under (or an event which with the passage of time or the giving of notice or both would constitute a default under), any contract, agreement, instrument, judgment or decree binding upon the Company, which, individually or in the aggregate, would have a Material Adverse Effect.

         (e) The Company has the corporate power and authority to execute and deliver, and to perform and observe the provisions of, the Stock Purchase Agreement, and to issue, sell and deliver the Shares.

         (f) The Stock Purchase Agreement has been duly authorized, executed and delivered by the Company. The Stock Purchase Agreement constitutes valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

         (g) There are no preemptive rights to subscribe for or purchase any Preferred Stock or Common Stock pursuant to the Company's Certificate of Incorporation or Bylaws.

         (h) The Shares have each been duly authorized. Upon payment and delivery in accordance with the Securities Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

         (i) The Company meets the eligibility requirements for the use of Form S-3 for the registration of the Shares.

         (l) The execution, delivery and performance of the Stock Purchase Agreement by the Company are not in violation of its certificate of incorporation or by-laws.

         (m) The sale and issuance of the Shares in accordance with the terms of the Stock Purchase Agreement will not violate any federal or New York statute or regulation applicable to the Company.

         (n) No registration with, consent or approval of, notice to, or other action by, any governmental entity is required on the part of the Company for the execution, delivery or performance by the Company of the Stock Purchase Agreement, or for the issuance and sale by the Company of the Shares, or, if required, such registration has been made, such consent or approval has been obtained, such notice has been given or such other appropriate action has been taken.

(o) The offering and sale of the Shares is exempt from registration under the Securities Act of 1933, as amended.

                                                     Very truly yours,

                                 EXHIBIT 4.10


                        REGISTRATION RIGHTS AGREEMENT

See Exhibit 10.2 to the Report on Form 10-K of which this Exhibit 10.5 forms a part for the Registration Rigths Agreement

                                 EXHIBIT 7.6


                            ADDRESSES FOR NOTICES

AMNEX, Inc.

6 Nevada Drive
Lake Success, NY  11042
Attention:  Chief Executive Officer
Facsimile:  (203) 629-8959

Granite Associates, L.P.

1 Cablevision Center
P.O. Box 311
Liberty, NY  12754

Victory Ventures L.L.C.

645 Madison Avenue, 22nd Floor
New York, NY  10022
Facsimile:  (212) 644-5498


Brea Group, Inc.

c/o Victory Ventures L.L.C.
645 Madison Avenue, 22nd Floor
New York, NY  10022
Facsimile:  (212) 644-5498


Nicholas Forstmann

767 Fifth Avenue
New York, NY  10153

AMN Investments, L.L.C.

One Liberty Lane
Hampton, NH  03842